Exhibit 99.1

Contact:

Derek Cole

Vice President, Investor Relations & Corporate Communications

720.940.2163

derek.cole@arcabiopharma.com

ARCA BIOPHARMA ANNOUNCES $3 MILLION EQUITY OFFERING

Broomfield, CO, April 18, 2011 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for atrial fibrillation, heart failure and other cardiovascular diseases, today announced that it has agreed to sell approximately $3 million of its common stock and warrants to institutional investors in a registered direct offering. ARCA will issue an aggregate of approximately 1.68 million shares of common stock to investors together with warrants to purchase approximately 1.18 million shares of common stock. All of the securities are being offered through a prospectus supplement pursuant to the Company’s effective shelf registration statement and base prospectus contained therein.

Each unit, consisting of one share of common stock and a warrant to purchase 0.7 of a share of common stock, will be sold at a purchase price of $1.785, which is a 15% discount to the consolidated closing bid price of $2.10 for the common stock as reported on the Nasdaq Capital Market on April 15, 2011. The warrants are exercisable beginning six months after the closing of this transaction, expire 5 years after becoming exercisable and have an exercise price of $2.52 per share.

The Company intends to use the net proceeds of this financing for research and development, working capital and general corporate purposes. The offering will close on or before April 21, 2011.

Roth Capital Partners acted as placement agent for the offering.

Shelf registration statements relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) have been filed with the Securities and Exchange Commission (the “SEC”) and declared effective. A prospectus supplement relating to the offering will be filed by ARCA with the SEC. An electronic copy of the prospectus for the offering can be obtained from the offices of Roth Capital Partners, 24 Corporate Plaza Drive, Newport Beach, CA 92660, Attention: Equity Capital Markets, or 800-678-9147/Fax (949)720-7227, or directly from ARCA by contacting ARCA biopharma, Inc., 8001 Arista Place, Suite 200, Broomfield, CO 80021. An electronic copy of the prospectus supplement will also be available on the website of the Securities and Exchange Commission (the “SEC”) at http://www.sec.gov. This announcement is neither an offer to sell nor a solicitation of an offer to buy any shares of common stock or warrants of ARCA. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases. The Company’s lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation and heart failure. ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted heart failure and atrial fibrillation prevention treatment. ARCA is collaborating with Laboratory Corporation of America to develop the companion genetic test for Gencaro. For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains “forward-looking statements” for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements regarding the ability of genetic variations to predict individual patient response to Gencaro and the potential for Gencaro to be the first genetically-targeted heart failure and atrial fibrillation prevention treatment. Such statements are based on management’s current expectations and involve risks and uncertainties. Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company’s financial resources and whether they will be sufficient to meet the Company’s business objectives and operational requirements; the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes. These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2010 and subsequent filings. The Company disclaims any intent or obligation to update these forward-looking statements.

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